Consent of Independent Registered Public Accounting Firm

Exhibit (j)(1)

The Shareholders and Board of Directors of

Smith Barney Investment Funds Inc.:

We consent in this registration statement to the reference to our firm under the heading “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/    KPMG LLP

KPMG LLP

New York, New York

February 22, 2005